Exhibit 99.1

[Letterhead of Community Financial Shares, Inc.]

March 31, 2010

Dear Stockholder:

It would be safe to say that we are not alone in our relief at seeing 2009 in the rear view mirror.  The general malaise in the economy and its impact on the banking industry continues to pose a challenge for your bank.  Although our 2009 financial performance reflected ongoing weakness in our economy, we are confident that progress is being made and the groundwork for a return to more historical performance is being laid.

The economic realties of the real estate market have put a great deal of stress in some of our loans.  In response, we have continued to allocate significant dollars to our reserve for loan losses.  Our year-end reserve totaled a historically high $4.8 million, or 2% of gross loans.  Only two years ago our reserve was at 0.7% of total loans.   While loan losses have increased, our loss experience continues to be modest under the circumstances.  Many of the losses realized are due to write downs of property values as we re-evaluate the collateral.  As you would expect, the general decline in the market has had a significant impact on the valuation of our collateral which, in turn, has caused the level of non-performing assets to rise.  However, we believe that the current level of our reserves is adequate to cover our anticipated losses.

The true bright spot for the current state of our bank is that we continue to maintain our capital levels well in excess of those needed to be well-capitalized.  Our risk-based capital ratio was 11.5% at year-end while the minimum to be considered well-capitalized is 10%.  This represents a cushion of approximately $4 million.  During these trying times our mantra has been to conduct business in such a way as to maximize the safety and soundness of the bank.  While this approach does not necessarily maximize earnings, it does position us to excel in the long run.

While we continue to focus on credit quality, we are experiencing success in other areas.  Over the last year there has been much talk about the merits of community banking versus the big banks.  For this reason and various other factors, including market conditions and the increase in FDIC insurance assessments and premiums, we have seen a significant increase in our deposit base over the past year.  At year-end, total deposits stood at $298.1 million, an increase of $44.8 million, or 17.7%, over the previous year.  The influx of deposits has had a significant impact on the growth of the bank and, as a result, we now exceed $340 million in total assets.

Our Mortgage Department, under the direction of Flo Diederich, had a banner year.  Total revenues derived from mortgage origination exceeded $1 million.  While this result will be difficult to duplicate in the coming year, the mortgage area continues to be a welcome source of revenue.  As we move forward, we are continuing to look for opportunities to expand this business and develop additional sources of revenue.

The past year has seen a decline in our stock value. While we are not pleased with the recent performance of our stock, we realize that it is not immune to the general market’s disfavor towards bank stocks in general.  The present value of $8.50 reflects the increased level of non-performing assets as well as the lack of earnings.  We believe that as our credit issues are

Stockholder Letter
March 31, 2010
Page Two

resolved and earnings continue to improve, the value of your stock should benefit.  As it stands today trading at 66% of book value, we think that it presents a unique opportunity.  Even so, we encourage you to stay focused on the long term return on your investment.

Looking forward, we anticipate the continued improvement in our net interest margin during 2010 which represents the bank’s core earnings.  The associated costs from working through our problem credits are significant and are hard to predict.  The well publicized increases in FDIC fees also continue to have a significant impact.  The possibility of another special FDIC assessment is also not out of the question.  Despite this, we feel that we have positioned the bank well to deal with current economic and credit quality conditions and look forward to a return to normal banking.

Lastly, we hope that you have had a chance to visit our new web-site, www.cbwge.com.  The improvements include several new features, such as Business Spotlights and our News section.  An Investor Relations page has been added so that all of our financial data and regulatory filings can be easily accessed in one place.  The web-site is easy to maintain and will allow us to be proactive in keeping information up-to-date and useful to our client and shareholder base. We invite you to visit the new site at www.cbwge.com.

Thank you for your patience as we continue to navigate through these unique times and as always, we welcome your comments.

ON BEHALF OF
THE BOARD OF DIRECTORS

/s/ Scott W. Hamer                     /s/ Donald H. Fischer
Scott W. Hamer, President & CEO                                                                          Donald H. Fischer, Chairman

This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include statements regarding business strategies, intended results and future performance.  Forward-looking statements are preceded by such terms as “expects,” “believes,” “anticipates,” “intends,” and similar expressions.  No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.